Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE SGI COMMON STOCK TO BEGIN TRADING ON NASDAQ UNDER “SGIC”

MOUNTAIN VIEW, Calif. (October 23, 2006)—SGI (NASDAQ: SGIC) announced that its common stock will begin trading today on the Nasdaq Stock Market under the ticker symbol SGIC.

The Company is distributing approximately 11 million new shares of SGI common stock in accordance with SGI’s Plan of Reorganization.

SGI’s prior common stock, which had been trading on the over-the-counter market under the symbol SGID, was cancelled pursuant to the Plan of Reorganization as of October 17, 2006.

SGI - Innovation for Results™

SGI delivers a complete range of high-performance server and storage solutions along with industry-leading professional services and support that enable its customers to overcome the challenges of complex data-intensive workflows and accelerate breakthrough discoveries, innovation and information transformation. SGI helps customers solve their computing challenges whether it’s enhancing the quality of life through drug research, designing and manufacturing safer and more efficient cars and airplanes, studying global climate, providing technologies for homeland security and defense, or helping enterprises manage large data. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

This news release contains forward-looking statements relating to future events. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Risks are detailed from time to time in SGI’s periodic reports that are filed with the Securities and Exchange Commission, including SGI’s annual report on Form 10-K for the year ended June 30, 2006. SGI is under no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.

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